Exhibit 99.1

March 18, 2024

COMPANY CONTACT:

FutureFuel Corp.

Thomas McKinlay

(314) 854-8352

www.futurefuelcorporation.com

FutureFuel Announces Director Resignation and Appointment of New Director

CLAYTON, Mo. (March 18, 2024) -- FutureFuel Corp. (NYSE: FF) ("FutureFuel” or the "Company”), a manufacturer of custom and performance chemicals and biofuels, announced today that its Board of Directors (the “Board”) accepted the resignation of Alain J. Louvel from the Board of Directors, effective as of March 12, 2024. Prior to his resignation, Mr. Louvel served on the Audit Committee of the Board. Mr. Louvel’s resignation was not the result of any dispute or disagreement with the Company or the Board. Mr. Louvel had served on the Board of Directors since 2018. The Company thanks Mr. Louvel for his dedicated service to the Company.

Effective March 12, 2024, the Company appointed G. Bruce Greer to replace Mr. Louvel as a Class C member of the Board until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Mr. Greer has served as President of GBGJR Advisors, an advisory firm providing strategic advice to chemical companies, private equity firms and consulting firms, since April 2017. Mr. Greer served as Vice President of Strategic Planning and IT at Olin Corporation (“Olin”) for 12 years. Prior to joining Olin, Mr. Greer spent nine years as a Vice President of Solutia, a public company spin off of The Monsanto Company, heading R&D, Commercial and Corporate Development, Strategy, M&A and running several businesses and was President of Pharma Services, and four years as a Vice President of Gemini Consulting and Services in Europe and the US, a global consulting firm with a focus on chemicals. He was a Vice President/Senior Director of Monsanto, working for the Chairman and at G D Searle. Mr. Greer was Chairman of the Board of Directors of Flexsys America L.P. Mr. Greer spent a year as a Senior Associate at Arthur Andersen LLP where his work focused on cost accounting and chemicals. He was an Assistant Professor at Northwestern University from 1988 through 1991 and served in the U.S. Navy.

There are no arrangements between Mr. Greer and any other person pursuant to which he was elected to serve as a director. There are no previous transactions between Mr. Greer and the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Greer will be compensated in accordance with the director compensation arrangements for 2024, pro-rated for his first year of service, as described in the Company’s Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 14, 2024 under the heading “Compensation of Directors.”

Mr. Greer will also be granted an option to purchase 10,000 shares of the Company’s common stock under the Company’s 2017 Omnibus Incentive Plan which will expire in March 2029. In connection with this award, Mr. Greer entered into an Award Agreement dated March 18, 2024.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers ("custom chemicals”), as well as multi-customer specialty chemicals ("performance chemicals”). FutureFuel's custom chemicals product portfolio includes proprietary intermediates for major chemical companies and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel. Please visit www.futurefuelcorporation.com for more information.